Exhibit 99.1

FOR IMMEDIATE RELEASE:

DrugMax Reports Strong Progress in Its

Specialty Drug Distribution Strategy

Farmington, CT, March 3, 2005 – DrugMax, Inc. (Nasdaq: DMAX), a specialty pharmacy and drug distribution provider, today announced that it is making significant progress in executing against its strategy to build an integrated specialty drug distribution platform. The successful implementation of the platform will allow DrugMax to become a provider of choice for doctors, patients, managed care providers, medical centers and employers seeking effective and low cost healthcare solutions.

The Company’s progress has been driven by its ongoing successful integration of Familymeds since the DrugMax/Familymeds merger closed in mid November 2004. By leveraging its low cost distribution model with Familymeds’ pharmacy relationships with select physician groups and patients, DrugMax has increased its penetration of specialty disease areas such as respiratory, pain management and oncology.

For example, during January and February of this year, DrugMax’s revenue on prescription sales for these specialty disease areas increased approximately 15% compared to the same months in 2004. Additionally, the Company has seen an increase in referrals from physicians who once utilized mail order only sources for their own office needs and their patients’specialty medication needs.

“The opportunity to create an integrated specialty drug distribution platform was one of the driving forces behind the DrugMax/Familymeds merger and we are pleased with our progress thus far,” said Ed Mercadante, co-chairman and chief executive officer of DrugMax. “Our ability to procure and sell pharmaceuticals cost effectively to physicians and their patients has had a positive impact on our business. We believe we are well positioned for continued growth as demand for lower cost access to specialty pharmaceuticals continues to build in the healthcare marketplace. The two primary drivers for our model are immediate local access by physicians and patients and the continued trend toward lower cost pharmacy providers.”

DrugMax also has expanded its business with target physician groups, such as oncologists and hematologists, with which the Company had prior relationships through Familymeds clinics and medical office retail pharmacy locations. In December 2004, DrugMax for the first time began shipping oncology and related pharmaceuticals from its Valley North distribution center in Pittsburgh, Pennsylvania to oncology and hematology specialists in Connecticut. During the two month period of January and February 2005, the Company has already shipped over $1 million of such pharmaceuticals and supplies in its initial orders supplied to practitioners. Building on this success, DrugMax plans to start distributing the same products to oncology and hematology specialists in other parts of the U.S. in the second quarter of this year.

About DrugMax

DrugMax, Inc. is a specialty pharmacy and drug distribution provider that works closely with doctors, patients, managed care providers, medical centers and employers to deliver low cost and effective

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healthcare solutions. The Company is focused on building an integrated specialty drug distribution platform through its wholly-owned Valley Drug distribution subsidiaries and the more than 80 pharmacies it operates at or near the point of medical care under the Arrow Pharmacy & Nutrition Center and Familymeds Pharmacy brand names. This integrated platform provides services for the treatment of complex diseases and medical conditions such as cancer, diabetes and chronic pain, and serves defined population groups on an exclusive or closed panel basis. More information about DrugMax can be found at www.drugmax.com. The Company’s online product offering can be found on Familymeds’ Web site at www.familymeds.com.

Safe Harbor Provisions

Certain oral statements made by management from time to time and certain statements contained in press releases and periodic reports issued by DrugMax, Inc., including those contained herein, that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements, are statements regarding the intent, belief or current expectations, estimates or projections of DrugMax, its directors or its officers about DrugMax and the industry in which it operates, and include among other items, statements regarding (a) DrugMax’s strategies regarding growth and business expansion, including its strategy of building an integrated specialty drug distribution platform with multiple sales channels, (b) its merger with Familymeds Group, Inc. and its plan to integrate the two companies, (c) its financing plans, (d) trends affecting its financial condition or results of operations; and (e) its ability to continue to control costs and to meet its liquidity and other financing needs. Although DrugMax believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur. When used in this report, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions are generally intended to identify forward-looking statements.

Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, (i) management’s ability to integrate DrugMax and Familymeds and to increase sales to target physician groups, (ii) changes in the regulatory and general economic environment related to the health care and pharmaceutical industries, including possible changes in reimbursement for healthcare products and in manufacturers’ pricing or distribution policies; (iii) conditions in the capital markets, including the interest rate environment and the availability of capital; (iv) changes in the competitive marketplace that could affect the DrugMax’s revenue and/or cost bases, such as increased competition, lack of qualified marketing, management or other personnel, and increased labor and inventory costs; and (v) changes regarding the availability and pricing of the products which DrugMax distributes, as well as the loss of one or more key suppliers for which alternative sources may not be available. Further information relating to factors that could cause actual results to differ from those anticipated is included under the heading Risk Factors in DrugMax’s Form S-3 Registration Statement filed with the SEC on January 5, 2005. DrugMax disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

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For more information, contact:

Carina Thate or Jason Thompson

The Abernathy MacGregor Group

212-371-5999

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